FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-96069
(To Prospectus dated March 12, 2002)



                     [HOLDRS INTERNET INFRASTRUCTURE LOGO]



                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           Akamai Technologies Inc.                                    AKAM             3          NASDAQ
           BEA Systems, Inc.                                           BEAS            10          NASDAQ
           BroadVision, Inc. (1)                                       BVSN             1          NASDAQ
           E.piphany, Inc.                                             EPNY           1.5          NASDAQ
           InfoSpace, Inc. (2)                                         INSP           0.8          NASDAQ
           Inktomi Corporation                                         INKT             4          NASDAQ
           InterNAP Network Services Corporation                       INAP             5          NASDAQ
           Kana Software, Inc.                                         KANA           0.2          NASDAQ
           NaviSite, Inc.                                              NAVI             2          NASDAQ
           Openwave Systems Inc.                                       OPWV         3.221          NASDAQ
           Portal Software, Inc.                                       PRSF             6          NASDAQ
           RealNetworks, Inc.                                          RNWK             6          NASDAQ
           VeriSign, Inc.                                              VRSN          6.15          NASDAQ
           Vignette Corporation                                        VIGN             6          NASDAQ
           Vitria Technology, Inc.                                     VITR             4          NASDAQ

           -----------------

           (1) BroadVision, Inc. announced a 1-for-9 reverse stock split on its common stock payable to shareholders of record as of July 29, 2002. As of August 1, 2002, the share amount of BroadVision, Inc. represented by a round lot of 100 Internet Infrastructure HOLDRS will be 1.

           (2) Infospace Inc. announced a 1-for-10 reverse stock split on its common stock payable to shareholders of record as of September 13, 2002. As of September 17, 2002, the share amount of Infospace Inc. represented by a round lot of 100 Internet Infrastructure HOLDRS will be 0.8.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions

          The date of this prospectus supplement is September 30, 2002.